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                                                                    EXHIBIT 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in this Current Report on Form 8-K, the Registration Statements on Form S-8 (Nos. 33-22205, 33-22206, 33-80310, 333-17467 and 333-46367) and the Registration Statement on Form S-3 (No. 333-34931) of Peoples Heritage Financial Group, Inc. of our report, dated January 30, 1998, except for Note W as to which the date is February 9, 1998, on the consolidated balance sheets of CFX Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K of CFX Corporation.


                                                   /s/ Wolf & Company, P.C.

Boston, Massachusetts
April 9, 1998